August 30, 1994

LIVE Entertainment Inc.
15400 Sherman Way, Suite 500
Van Nuys, California 91406

Attn: Board of Directors

Gentlemen:

     You have requested that we render our opinion as to the fairness, from a financial point of view, to LIVE Entertainment Inc. (the "Company") of the consideration (the "Consideration") to be received by the Company for the transfer (the "Transfer") of all the issued and outstanding shares of capital stock of Strawberries, Inc. ("Strawberries") and the elimination of the intercompany debt due to the Company from Strawberries pursuant to an Agreement and Plan of Merger (the "Agreement"), a draft of which has been presented to us. The Consideration consists of $35 million in cash.

     In arriving at the opinion set forth below, we have, among other things:

 (a)  reviewed drafts of the Agreement;

 (b) reviewed certain internal financial and operating data of Strawberries, including management forecasts;

 (c) discussed the business prospects of Strawberries with senior management of Strawberries and the Company;

 (d) compared the financial and operating performance of Strawberries with certain other companies we deemed comparable;

 (e) reviewed the financial terms of certain recent business combinations and acquisition transactions we deemed relevant; and

 (f) made such other analyses and examinations as we deemed necessary or appropriate.
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LIVE Entertainment Inc.
August 30, 1994
Page 2


      We have assumed and relied upon without independent verification the accuracy and completeness of all of the financial and other information provided to or reviewed by or for us, or publicly available, for purposes of this opinion. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of Strawberries, nor have we conducted a physical inspection of the properties and facilities of Strawberries. We have assumed that the financial forecasts of Strawberries have been reasonably prepared on bases reflecting the best currently available estimates and judgements of the management of Strawberries and the Company as to the future financial performance of Strawberries. We express no view as to such forecasts or the assumptions on which they were based.

 Our opinion herein is necessarily based on market, economic and other conditions as they exist and can be evaluated on the date of this letter. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Consideration to be received by the Company for the Transfer and we express no opinion as to the merits of the decision to divest Strawberries.

 Chemical Securities Inc., as part of its financial advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with the Transfer and will receive a fee for our services, including for rendering this opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

 Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Consideration to be received for the Transfer pursuant to the Agreement is fair, from a financial point of view, to the Company.

 This opinion is solely for the use of the Board of Directors of the Company and shall not be disclosed publicly or made available to, relied upon by, any third party without our prior written approval.

                               Very truly yours,


                               Chemical Securities Inc.